Exhibit E

INVESTOR AGREEMENT

dated as of

October 2, 2009

among

PARTNERRE LTD.

and

THE SHAREHOLDERS NAMED HEREIN

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	1
Section 1.02. Other Definitional and Interpretative Provisions	5

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.01. Representations and Warranties of the Company	6
Section 2.02. Representations and Warranties of the Shareholders	7

ARTICLE 3
RESTRICTIONS ON TRANSFER

Section 3.01. General Restrictions on Transfer	7
Section 3.02. Legends	8
Section 3.03. Specific Transfer Restrictions	9
Section 3.04. Application of Agreement to Additional Company Securities	11
Section 3.05. Rule 144 Reporting	11

ARTICLE 4
STANDSTILL, VOTE NEUTRALIZATION

Section 4.01. Standstill	12
Section 4.02. Vote Neutralization	14

ARTICLE 5
CERTAIN COVENANTS AND AGREEMENTS

Section 5.01. Quarterly Meetings	15
Section 5.02. Confidentiality	17
Section 5.03. Ownership Information	18
Section 5.04. No Waiver	18
Section 5.05. Investor Agreement Controlling	18

ARTICLE 6
TERMINATION

Section 6.01. Termination	18

PAGE

ARTICLE 7
MISCELLANEOUS

Section 7.01. Notices	19
Section 7.02. Amendments and Waivers	20
Section 7.03. Successors and Assigns	21
Section 7.04. Several Obligations	21
Section 7.05. Counterparts; Effectiveness; Third Party Beneficiaries	21
Section 7.06. Governing Law	21
Section 7.07. Jurisdiction	21
Section 7.08. Waiver of Jury Trial	22
Section 7.09. No Partnership Intended for Tax Purposes	22
Section 7.10. Entire Agreement	22
Section 7.11. Severability	22
Section 7.12. Specific Enforcement	22

EXHIBITS
Exhibit A Initial Common Share Ownership
Exhibit B Joinder Agreement
Exhibit C Quarterly Meeting Information
Exhibit D Competing Entities
Exhibit E Form of Voting Proxy

SCHEDULES
Schedule A List of Shareholders

ii

INVESTOR AGREEMENT

AGREEMENT dated as of October 2, 2009 among PartnerRe Ltd., a Bermuda exempted company (the “Company”), and the Persons named on Schedule A hereto (collectively with their Permitted Transferees that become a party to this Agreement in accordance with Article 3, the “Shareholders” and, individually, a “Shareholder”).

W I T N E S S E T H :

WHEREAS, pursuant to the Securities Purchase Agreement dated as of July 4, 2009 by and among the Company, the Shareholders, PARIS RE Holdings Limited, and the other shareholders named therein (the “Securities Purchase Agreement”), each Shareholder acquired the number of the Common Shares (as defined below) set forth opposite such Shareholder’s name on Exhibit A hereto; and

WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the Common Shares and other securities of the Company beneficially owned by the Shareholders and their Affiliates following the date hereof as well as restrictions on certain activities in respect of the Common Shares and such other securities.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that no securityholder of the Company shall be deemed an Affiliate of the Company or any of its Subsidiaries or any other securityholder solely by reason of any investment in the Company or such securityholder’s beneficial ownership of Company Securities; provided, further, that each investment fund or similar fund managed, sponsored or advised by any Shareholder or any Affiliate of such Shareholder shall constitute an Affiliate of such Shareholder but, notwithstanding anything contrary above, such Shareholder’s Portfolio Companies shall not be deemed to be Affiliates of such Shareholder or any of its Affiliates.  For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any supranational, foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, made mandatory or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficial ownership” of any security by any Person means “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the 1934 Act, including all securities as to which such Person has the right or obligation (contingent or otherwise) to acquire, without regard to the 60-day period set forth in such rule; provided, however, that (i) no Shareholder shall be deemed to beneficially own any Company Securities held by any other Person that constitutes a “Shareholder” under any other Investor Agreement solely by virtue of the provisions of this Agreement, any other Investor Agreement or the Securities Purchase Agreement or the matters contemplated hereby and thereby and (ii) no Shareholder shall be deemed to beneficially own any Company Securities held by a Portfolio Company.  The terms “beneficially owned” and “beneficial owner” shall have correlative meanings. Beneficial ownership of any security by any Person shall include for purposes of this Agreement, any security (or any economic participation or interest therein) of which any other Person or any of such other Person’s Affiliates shall have acquired beneficial ownership, or the right or obligation to acquire beneficial ownership of any security (or any economic participation or interest therein), in connection with, as a result of, in anticipation of, or in order to hedge or offset the risk of, any contractual or financial agreement, arrangement or understanding (including any swap, option, put, call, straddle or other derivative, whether or not settlable in kind or in cash) with such Person or any of such Person’s Affiliates.

“Board” means the board of directors of the Company.

“Common Shares” means the common shares, par value $1.00 per share, of the Company and any shares into which such Common Shares may thereafter be converted or changed.

“Company Securities” means Voting Securities, and any securities convertible into or exercisable or exchangeable for Voting Securities (whether or not currently so convertible, exercisable or exchangeable or only upon the passage of time, the occurrence of certain events or otherwise).

“Competing Entity” means each of the Persons set forth on Exhibit D hereto, together with their respective Subsidiaries, which the Company determines in good faith to be organizations competitive with its business; provided that not more than once in any 12-month period, the Company may amend Exhibit D upon written notice thereof to each Shareholder; provided, however, that at no time may the Company add any Person to Exhibit D that had more than $100 million in reinsurance premiums written in any 12-month period prior to the date the version of Exhibit D then in effect first became effective; and provided further that at no time may more than 52 Persons (together with their Subsidiaries) be Competing Entities.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental, regulatory or administrative (including social security) authority, department, court, agency or official, including any political subdivision thereof.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the 1934 Act.

“Investment” means, with respect to any investment fund or similar fund, any “investment” (or similar term describing the results of the deployment of capital) as defined in the governing document of such investment fund or similar fund.

“Investor Agreement” means each Investor Agreement entered into by the Company and one or more parties to the Securities Purchase Agreement in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

“knowledge” means, with respect to any Person, the actual knowledge, after reasonable inquiry, of such Person’s and its Affiliates’ Chief Executive Officer, Chief Financial Officer, General Counsel or senior investment professional who is a member of the investment team with primary responsibility for any Investment made in the Company by such Person or Affiliate. It is agreed that the actual knowledge of such individuals excludes any knowledge which may be implied, imputed or construed from or on the basis of the knowledge of any other Person, including, without limitation, professional advisers or any other employee of such Person or any of its Affiliates.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Portfolio Company” means, with respect to any Shareholder, any Person in which such Shareholder or any investment fund or similar fund managed, sponsored or advised (directly or indirectly) by such Shareholder or any of its Affiliates owns an Investment.

“Registration Rights Agreement” means each of the Registration Rights Agreements dated as of the date hereof among the Company, the shareholders party thereto and the other parties thereto.

“Restriction Termination Date” means the date that is the later to occur of (i) six months after the date hereof and (ii) the earlier to occur of (A) three months after the Effective Time (as such term is defined in the Transaction Agreement) and (B) May 31, 2010; provided that if a Merger Failure Event (as defined in Amendment No. 1 to the Transaction Agreement dated as of September 28, 2009) occurs, the reference to “Effective Time” shall be deemed to refer to January 1, 2010.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means, with respect to any Person, any Person that is not an Affiliate or Portfolio Company of such Person.

“Total Voting Power” means, at any time, the total number of votes then entitled to be cast by the holders of the outstanding Voting Securities at such time.

“Transaction Agreement” means the Transaction Agreement dated as of July 4, 2009 among the Company and PARIS RE Holdings Limited.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer (whether by operation of law, a distribution in kind or otherwise and whether with or without consideration) such Company Securities or any economic participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer (whether by operation of law, a distribution in kind or otherwise and whether with or without consideration) of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.  For purposes of this Agreement, the term Transfer shall include the sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer (whether by operation of law, a distribution in kind or otherwise and whether with or without consideration) of an Affiliate of any Shareholder or such Shareholder’s interest in an Affiliate that beneficially owns Company Securities unless such Shareholder retains beneficial ownership of such Company Securities following such transaction.

“Voting Securities” means, at any time, shares of any class of capital stock or other securities of the Company, including the Common Shares, which are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events.

(b)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Company	Preamble
Confidentiality Agreement	4.01
e-mail	7.01
Excess Voting Percentage	4.02
Opt-In Period	6.01
Permitted Transferee	3.03
Quarterly Meeting Information	5.02
Restricted Person	5.01
Securities Purchase Agreement	Recitals
VCOC Parent	5.01
Voting Limitation Percentage	4.02

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.01.  Representations and Warranties of the Company.  The Company hereby represents and warrants to the Shareholders that:

(a)        The Company is duly organized and validly existing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted and as contemplated by this Agreement.

(b)        The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s organizational powers and have been duly authorized by all necessary action on the part of the Company.

(c)        This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(d)        The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby (i) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained and are in full force and effect, (ii) will not violate any Applicable Law or the memorandum of association or bye-laws or other similar organizational documents of the Company or any order of any Governmental Authority by which the Company or any of its Subsidiaries is bound, and (iii) will not violate or result in a default under any material agreement, judgment, injunction, order, decree or other instrument binding upon the Company.

Section 2.02.  Representations and Warranties of the Shareholders.  Each Shareholder severally as to itself but not jointly with the other Shareholders represents and warrants to the Company that:

(a)        Such Shareholder is duly organized and validly existing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted and as contemplated by this Agreement.

(b)        The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within such Shareholder’s organizational powers and have been duly authorized by all necessary action on the part of such Shareholder.

(c)        This Agreement constitutes a valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(d)        The execution, delivery and performance of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby (i) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained and are in full force and effect, (ii) will not violate any Applicable Law or the certificate of incorporation or bylaws or other similar organizational documents of such Shareholder or any order of any Governmental Authority by which such Shareholder or any of its Affiliates is bound, and (iii) will not violate or result in a default under any material agreement, judgment, injunction, order, decree or other instrument binding upon such Shareholder.

(e)        As of the date hereof, except for the Common Shares set forth on Exhibit A, neither such Shareholder nor any of its Affiliates beneficially owns any Company Securities.

ARTICLE 3
RESTRICTIONS ON TRANSFER

Section 3.01.  General Restrictions on Transfer.  (a) Each Shareholder agrees that it shall not Transfer any Company Securities over which it or any of its Affiliates has beneficial ownership (or solicit any offers in respect of any Transfer of any Company Securities), except in compliance with the 1933 Act, any other applicable non-U.S. or state securities or “blue sky” laws, and the terms and conditions of this Agreement.

(b)        Any attempt to Transfer any Company Securities not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s share records to such attempted Transfer.

Section 3.02.  Legends.  (a) Each certificate or book entry representing Company Securities beneficially owned by any Shareholder or its Affiliates as of the date hereof shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN AN INVESTOR AGREEMENT DATED ON OR ABOUT OCTOBER 2, 2009 AMONG PARTNERRE LTD. AND THE OTHER PARTIES THERETO, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM PARTNERRE LTD. OR ANY SUCCESSOR THERETO.

(b)        Upon any acquisition by any Shareholder or any of its Affiliates of beneficial ownership of any Company Securities after the date hereof, such Shareholder shall, or shall cause the owner of such Company Securities to, (i) if such Company Securities are in certificated form, submit the certificate(s) representing such Company Securities to the Company so that the second sentence of the legend required by this Section 3.02(a) may be placed thereon (if not already endorsed thereon) or (ii) if such Company Securities are in book entry form, notify the Company so that the second sentence of the legend required by this Section 3.02(a) may be noted in the book entry representing such Company Securities.

(c)        The Company shall use best efforts to replace as soon as possible the certificates or book entries representing Company Securities with certificates or book entries not bearing the legend required by the first sentence of Section 3.02(a) if the Company receives such representations from the Shareholder as reasonably requested by the Company to enable it to provide an opinion of counsel (which may be in-house counsel), in reliance on such representations, that such legends are no longer required for purposes of applicable securities law.

(d)        If any Company Securities cease to be subject to any and all restrictions on Transfer set forth in this Agreement (including upon the termination of this Agreement with respect to the Shareholders) or if a Transfer permitted hereunder is made and Transferee is not subject to this Agreement, the Company, upon the written request of the holder thereof, shall use best efforts to replace as soon as possible the certificates or book entries representing such Company Securities with certificates or book entries not bearing the legend required by the second sentence of Section 3.02(a).

Section 3.03.  Specific Transfer Restrictions.  (a) Prior to the Restriction Termination Date, no Shareholder shall Transfer any Company Securities which it or any of its Affiliates beneficially owns, except:

(i)    Transfers of Company Securities to one or more of its Affiliates or Portfolio Companies (each, a “Permitted Transferee”) so long as such Permitted Transferee (other than a Permitted Transferee already party to this Agreement) shall have prior to such Transfer executed and delivered to the Company a written joinder agreement in the form of Exhibit B hereto agreeing to be bound by the terms of this Agreement;

(ii)   if at the time of such Transfer all applicable conditions of Rule 144 under the 1933 Act are satisfied with respect to a Transfer of such Company Securities, Transfers of Company Securities by a Shareholder that is an investment fund or similar fund to such Shareholder’s limited partners, partners or other investors pursuant to a distribution that is made pro rata to such limited partners or other investors in accordance with the respective partnership and/or other governing documents of such Shareholder (including taking into account provisions relating to fees and carried interest) without the payment of any additional consideration therefor by any such limited partner, partner or other investor; provided that in no event shall the Company Securities Transferred to any limited partner or other investor (together, to the extent known (without any obligation of inquiry or investigation), with such limited partner’s or other investor’s Affiliates) pursuant to this clause (ii) (whether in one or a series of distributions) represent in the aggregate 1% or more of the Total Voting Power outstanding at such time (excluding from the applicability of this proviso the general partner of such investment fund or similar fund or any other Affiliate of such Shareholder); provided, further, that as a condition precedent to any Transfer to the general partner of such investment fund or similar fund or any other Affiliate of such Shareholder pursuant to this clause (ii), the general partner or such other Affiliate shall have executed and delivered to the Company a written joinder agreement in accordance with clause (i) above (but only to the extent that this Agreement would not terminate with respect to such Shareholder immediately following such distribution-in-kind pursuant to Section 6.01(b), without regard to the three-month period set forth in such Section); provided, however, that no such joinder agreement shall be required in connection with such distribution, from either the general partner of such investment fund or any investor in such general partner, if, in each case, such general partner reasonably promptly distributes to its investors all Company Securities received by it in a pro rata distribution.

(b)        Following the Restriction Termination Date, no Shareholder shall Transfer any Company Securities which it or any of its Affiliates beneficially owns to any Third Party who, to the knowledge of such Shareholder, (w) is a Competing Entity, (x) after consummation of such Transfer would have (together with its Affiliates) beneficial ownership of Voting Securities representing in the aggregate 5% or more of the Total Voting Power, (y) is a “Shareholder” under any other Investor Agreement (which agreement is then in full force and effect) or is an Affiliate of such Person or (z) has filed a Statement on Schedule 13D with respect to any Voting Securities indicating as of its last filing that such Person and its Affiliates beneficially own (or is a member of a Group that beneficially owns) at least 5% of the Total Voting Power; provided that the foregoing restrictions in this Section 3.03(b) shall not be applicable to:

(i)    Transfers of Company Securities to a broker-dealer in a block sale (including any sale pursuant to the Registration Rights Agreement) so long as such broker-dealer has been instructed not to Transfer such Company Securities to any Person (including a mutual fund) who (A) has filed a Statement on Schedule 13D with respect to any Voting Securities indicating as of the last filing thereof, as it may be amended, that such Person and its Affiliates beneficially own (or is a member of a Group that beneficially owns) at least 5% of the Total Voting Power or (B) would acquire in such sale (together, to the extent known (without any obligation of inquiry or investigation) with its Affiliates) beneficial ownership of Company Securities with a Market Value (as defined in the Transaction Agreement) greater than or equal to 4.5% of the Company’s market capitalization at the time of such sale;

(ii)   Transfers to a mutual fund which, to Shareholder’s knowledge, typically makes investments in Persons in the ordinary course of its business for investment purposes only and not with the purpose or effect of changing or influencing the control of such Person and that, to such Shareholder’s knowledge, has not filed in the past three years a Statement on Schedule 13D with respect to any Voting Securities;

(iii)  Transfers structured as regular sales made over the New York Stock Exchange or such European Union stock exchange on which the Common Shares are approved for issuance in accordance with the transactions contemplated by the Securities Purchase Agreement and the Transaction Agreement;

(iv)  subject to Section 4.01(a)(i), Transfers to a Person constituting a “Shareholder” under any other Investor Agreement (which agreement is then in full force and effect) or any of such Person’s Permitted Transferees so long as such Person’s Permitted Transferee (other than a Permitted Transferee already party to such other Investor Agreement) shall have prior to such Transfer executed and delivered to the Company a written joinder agreement to such other Investor Agreement agreeing to be bound by the terms of such other Investor Agreement;

(v)   Transfers pursuant to any tender offer, exchange offer, share exchange, merger, consolidation or amalgamation pursuant to which Voting Securities would be acquired or received by the Company or any other Person; provided that the Board has approved such transaction or proposed transaction and recommended it to the shareholders of the Company (and has not withdrawn such recommendation); and

(vi)  Transfers described in clause (i) or (ii) of Section 3.03(a).

(c)        Each Shareholder shall give the Company written notice as soon as practicable of any transactions in Company Securities in reliance on this Section 3.03 to the extent known (without any obligation of inquiry or investigation), including the name of the transferee (other than in connection with any Transfer pursuant to Section 3.03(a)(ii)) and the class and number of Company Securities Transferred.

Section 3.04.  Application of Agreement to Additional Company Securities.  If any Shareholder or any of its Affiliates acquires beneficial ownership of any additional Company Securities following the date hereof, such Company Securities shall be subject to the restrictions and commitments contained in this Agreement applicable to Company Securities as fully as if such Company Securities were beneficially owned by such Person or any of its Affiliates as of the date hereof, and to the extent the owner of such Company Securities is not already a party to this Agreement, such Shareholder shall cause such Person to execute and deliver to the Company a written joinder agreement in the form of Exhibit B hereto immediately following such acquisition and such Person shall be deemed to be a “Permitted Transferee” of such Shareholder for all purposes hereof.

Section 3.05.  Rule 144 Reporting.  For a period of one year after the date hereof, the Company agrees to use its best efforts to:

(a)        make and keep current public information available, within the meaning of Rule 144 (or any similar or analogous rule) promulgated under the 1933 Act at all times;

(b)        file with the SEC, in a timely manner, all reports and other documents required of the Company under the 1933 Act and 1934; and

(c)        furnish to any Shareholder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the 1933 Act, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents as such Shareholder may reasonably request to enable such Shareholder to Transfer Company Securities without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144 under the 1933 Act.

ARTICLE 4
STANDSTILL, VOTE NEUTRALIZATION

Section 4.01.  Standstill.  (a) Each Shareholder agrees that for so long as this Agreement remains in effect with respect to such Shareholder, it will not, and will cause its Affiliates (and any Person acting on behalf of or in concert with such Shareholder or any of its Affiliates) not to, directly or indirectly, without the Company’s prior written consent:

(i)    acquire, agree to acquire, propose, seek or offer to acquire, or knowingly facilitate the acquisition or ownership of (whether by purchase, through the acquisition of control of another Person, through the use of a derivative instrument or voting agreement or otherwise) any Company Securities if, after such acquisition, such Shareholder, together with its Affiliates and controlled Portfolio Companies (excluding any thereof that are primarily engaged in asset management or other investment business in the normal course of their business), would beneficially own Voting Securities representing in the aggregate more than 9.9% of the Total Voting Power (it being understood for the avoidance of doubt that the foregoing shall not be applicable to any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar transaction);

(ii)   make any public announcement of or submit to the Company or the Board a proposal or offer, seek to effect or knowingly facilitate (including by providing or assisting in any way in obtaining financing for, guaranteeing any financing for, or acting as a joint or co-

bidder with any Third Party or any of its Portfolio Companies in connection with) any merger, amalgamation, share exchange, tender offer, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its Subsidiaries, any acquisition of a material portion of the Company’s consolidated assets or any transaction that would result in any Person or Group beneficially owning (together with its or their Affiliates) Voting Securities representing more than 9.9% of the Total Voting Power; provided that this clause (ii) shall not restrict any Shareholder or any of its Affiliates from assisting in obtaining financing for or guaranteeing any financing for any such transaction so long as such transaction has (x) previously been approved by the Board and (y) continues to be supported by the Board, except, if such transaction ceases to be supported by the Board, for any actions taken pursuant to binding commitments entered into prior to the Board’s withdrawal of support for such transaction;

(iii)  take any action that would have a reasonable possibility of requiring the Company under Applicable Law or the rules of any exchange on which any Company Securities is then listed or traded to make a public announcement regarding the possibility of any of the transactions described in clause (ii) above;

(iv)  make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any Third Party or any of its Portfolio Companies with respect to the voting of, any Voting Securities;

(v)   make any proposal, or knowingly facilitate or knowingly encourage any Third Party or any of its Portfolio Companies, to seek representation on the Board or otherwise seek to control the management or the policies of the Company or any of its Subsidiaries;

(vi)  form, join or in any way participate in a Group (including a Group comprised of Persons constituting “Shareholders” for purposes of any other Investor Agreement other than any Group comprised solely of the Shareholders and their Affiliates) with respect to any Voting Securities or otherwise act in concert or assist any Third Party or any of its Portfolio Companies for purposes of taking any action prohibited by this Section 4.01; it being acknowledged by the Company that the Shareholders and the Persons constituting “Shareholders” for purposes of any other Investor Agreement shall not be deemed to be a Group with respect to any Voting Securities solely by virtue of the provisions of this Agreement, any other Investor Agreement or the Securities Purchase Agreement or the matters contemplated hereby and thereby;

(vii)   advise, knowingly facilitate or knowingly encourage or enter into any discussions, negotiations, agreements or arrangements with any Third Party or any of its Portfolio Companies in connection with the foregoing; or

(viii)  disclose any intention, indication of interest or proposal or plan or arrangement prohibited by, or inconsistent with, the foregoing.

(b)        Each Shareholder further agrees that for so long as this Agreement remains in effect with respect to such Shareholder, it will not, and will cause its Affiliates (and any Person acting on behalf of or in concert with such Shareholder or any of its Affiliates) not to, without the written consent of the Board, request the Company or any of its Representatives (as defined in the Confidentiality Agreement), directly or indirectly, to amend, waive or otherwise modify any provision of this Section 4.01 (including this Section 4.01(b)).  If at any time any Shareholder or any of its Affiliates is approached by any Person requesting such Shareholder or such Affiliate to instigate, encourage, join, act in concert with or assist any Person in taking any action prohibited by this Section 4.01, such Shareholder shall, unless prohibited by such Shareholder’s confidentiality obligations to any Third Party that such Shareholder reasonably believes, in good faith, to be applicable, promptly inform the Company of the fact of such approach.

(c)        The restrictions set forth in this Section 4.01 will not apply to any Shareholder or to any of its Affiliates if a Third Party acquires beneficial ownership of Voting Securities representing 50% or more of the Total Voting Power in a transaction approved or recommended by the Board or where the control of the Company following such acquisition is no longer being contested or in dispute.

(d)        The terms of this Section 4.01 supersede and replace the terms of Section 23 of the Confidentiality Agreement dated as of April 15, 2009 (the “Confidentiality Agreement”) among PARIS RE Holdings Limited, the Company and the other parties thereto in their entirety and, from and after the date hereof, such Section 23 shall be of no further force and effect.

(e)        It is acknowledged and agreed that a Portfolio Company shall not be deemed to be acting on behalf of or in concert with a Shareholder or an Affiliate of a Shareholder solely by reason of an employee or other nominee of a Shareholder or an Affiliate of a Shareholder serving as a director or employee of a Portfolio Company.

Section 4.02.  Vote Neutralization. Each Shareholder agrees that if at any time any action is to be taken by the Company’s shareholders (at a shareholders meeting, by written consent in lieu thereof or otherwise) such Shareholder, together with its controlled Portfolio Companies (excluding any thereof that are primarily engaged in asset management or other investment businesses in the normal course of their businesses) and Affiliates, beneficially owns Voting Securities (disregarding all Voting Securities subject to options, warrants, rights or convertible securities that are not themselves Voting Securities) representing a percentage of the Total Voting Power at such time in excess of such Shareholder’s Voting Limitation Percentage (such excess percentage, or, if less, the percentage of Total Voting Power at such time represented by Voting Securities beneficially owned by such Shareholder and its Affiliates, such Shareholder’s “Excess Voting Percentage”), then such Shareholder shall, in such Shareholder’s discretion, either (a) vote, or cause to be voted, Voting Securities representing such Excess Voting Percentage in accordance with the recommendation of the Board on such action or (b) vote or abstain, or cause to be voted or abstained, Voting Securities representing such Excess Voting Percentage in proportion to the votes and abstentions, as applicable, cast or made in connection with such action with respect to all Voting Securities other than those beneficially owned by any Person constituting a “Shareholder” under any Investor Agreement (including this Agreement) and its Affiliates.  For purposes of this Section 4.02, “Voting Limitation Percentage” means, with respect to the Shareholders at any time, the percentage obtained by dividing (i) the total number of votes that may be cast by all Common Shares set forth opposite the Shareholders’ names on Exhibit A hereto (as such Common Shares are appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar transaction occurring after the date hereof) by (ii) the total number of votes that may be cast with respect to all Voting Securities outstanding as of such time. Upon the written request of the Company, each Shareholder will execute and deliver, or cause to be executed and delivered, to the Company a proxy in the form attached hereto as Exhibit E hereto in order to give effect to this Section 4.02.

ARTICLE 5
CERTAIN COVENANTS AND AGREEMENTS

Section 5.01.  Quarterly Meetings.  (a) On a quarterly basis, the Company shall hold a single meeting with employees of the Shareholders or, if requested by a Shareholder which is a controlled Subsidiary of an entity intended to qualify as a “venture capital operating company” as defined in the U.S. Department of Labor regulations at 29 C.F.R.  Section 2510.3-101 (a “VCOC Parent”), the VCOC Parent of such Shareholder (which VCOC Parent shall, as a pre-condition to being afforded any rights or information hereunder, execute and deliver to the Company a written joinder agreement in the form of Exhibit B hereto and shall be deemed to be a “Shareholder” for all purposes of this Agreement), at which the Company will use its reasonable best efforts to cause the Company’s Chief Financial Officer to be present in person or, if the Company’s Chief Financial Officer cannot be present in person, telephonically or by video conference (and if the Company’s Chief Financial Officer cannot be present by any means, to cause his or her deputy to be present); provided that, in all cases, at least one member of the Company’s Executive Committee (which may be the Company’s Chief Financial Officer to the extent the person holding such position is then a member of the Company’s Executive Committee) shall be present in person at such quarterly meeting.  Other members of the Company’s Executive Committee may be present in person, telephonically or by video conference.  Each quarterly meeting shall be held at a mutually agreed location, following the Company’s regularly scheduled quarterly Board meeting, or such other time and place as the parties may mutually agree.  The Company shall give each Shareholder notice of the date and time of each quarterly meeting simultaneously with notifying the members of the Company’s Board of the related quarterly board meeting.  At each quarterly meeting, the parties shall discuss the operations of the Company generally and the categories of information identified on Exhibit C hereto specifically; and the Company shall consider in good faith the recommendations of the Shareholder made by its designated representative in connection with the matters discussed, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company. Each Shareholder shall have the right, in its sole discretion, to participate in any quarterly meeting in person or by telephone or video conference; provided that under no circumstance shall any Shareholder permit any of its Restricted Persons to attend, or otherwise participate in, any quarterly meeting.  A Shareholder shall have the right at any time to discontinue (permanently or temporarily) its participation in such quarterly meetings.  For purposes of this Agreement, a “Restricted Person” means, with respect to any Shareholder, any Representative (as defined in the Confidentiality Agreement) of such Shareholder or any of its Affiliates who is (i) a member of the board of directors or similar governing body of any Competing Entity or (ii) is a member of the investment team with primary responsibility for any Investment made in any Competing Entity by such Shareholder or any investment fund or similar fund managed, sponsored or advised (directly or indirectly) by such Shareholder or any of its Affiliates.

(b)        If any Shareholder or any of its employees participates in any quarterly meeting, such Shareholder and each other Person participating in such quarterly meeting or receiving or otherwise having access to any Quarterly Meeting Information in respect of such quarterly meeting, shall be considered to be a “designated insider” and shall be subject to the Company’s normal trading policy and “blackout” periods applicable to designated insiders; provided that in applying such trading policy to such Person, the Company shall only take into consideration whether such Person has “material nonpublic information” as defined in such policy, and shall otherwise apply such policy consistently to each

Shareholder; and provided, further that the Company shall respond promptly (and in any event within one Business Day) to a request by such Shareholder for pre-clearance under such policy.  Such Shareholder and such other Person shall continue to be considered a “designated insider” (and therefore subject to the Company’s trading policy and “blackout” periods), notwithstanding such Shareholder’s subsequent decision to discontinue its participation, or failure to participate, at future quarterly meetings or the termination of this Agreement with respect to such Shareholder, until such time that the Company files its first periodic report with the Securities and Exchange Commission following the last participation by such Shareholder or any of its employees at any such quarterly meeting or such later time as the Company deems appropriate (provided such later blackout period is applicable to designated insiders of the Company generally); provided that if any Person who participates in any quarterly meeting (or receives or otherwise has access to any Quarterly Meeting Information) ceases to be employed by, and otherwise ceases to perform professional services for or on behalf of, such Shareholder and its Affiliates, such Person shall cease to be a “designated insider” following the filing by the Company of its next periodic report with the Securities and Exchange Commission or such later time as the Company deems appropriate (provided such later blackout period is applicable to designated insiders of the Company generally).

Section 5.02.  Confidentiality.  Subject to Section 4.01(c), the parties hereto agree that notwithstanding anything in the Confidentiality Agreement to the contrary (including Section 35 thereto):

(a)        the Confidentiality Agreement shall remain in effect with respect to the parties hereto, and each Shareholder shall be, and shall cause its Affiliates and each of its Permitted Transferees that become a party to this Agreement in accordance with Article 3 to be, bound by the Confidentiality Agreement, until the expiration of the two-year period following the termination of this Agreement with respect to all Shareholders; provided that the provisions of Section 24 (Non-Solicitation and No-Hire of Employees) of the Confidentiality Agreement shall terminate in accordance with its terms;

(b)        any information disclosed, made available or otherwise furnished to any Shareholder, any of its Affiliates or any of their Representatives (as defined in the Confidentiality Agreement) by or on behalf of the Company or any of its Subsidiaries in connection with or otherwise relating to any quarterly meeting contemplated by Section 5.01 (including any information provided in advance of such meeting or as a follow-up to such meeting) shall be subject to the Confidentiality Agreement and shall, subject to the exceptions set forth in Section 1(b)(ii) thereto, constitute “Confidential Information” for purposes thereof (such information constituting Confidential Information, “Quarterly Meeting Information”); and

(c)        under no circumstance shall any Shareholder, any of its Affiliates or any of their Representatives disclose any Quarterly Meeting Information to, or allow access to any Quarterly Meeting Information by, any of such Shareholder’s Restricted Persons.

Section 5.03.  Ownership Information.  Each Shareholder shall provide to the Company such information as the Company may reasonably request concerning such Shareholder’s beneficial ownership of Company Securities as of the requested time, together with the names of the direct owners of such Company Securities.

Section 5.04.  No Waiver.  No provision of this Agreement shall be deemed to modify or waive, or shall constitute a waiver or modification of, the applicability of any provisions of the Company’s Bye-Laws to any Shareholder or its Affiliates.

Section 5.05.  Investor Agreement Controlling. Any and all provisions of the Registration Rights Agreement shall be subject to the terms and conditions of this Agreement in all respects, and shall be construed and applied having regard to, and in accordance with, the rights, requirements and limitations set forth herein. In the event of any inconsistency between the terms or conditions of this Agreement and the terms and conditions of the Registration Rights Agreement, the terms and conditions of this Agreement shall control.

ARTICLE 6
TERMINATION

Section 6.01.  Termination.  (a) This Agreement shall terminate in its entirety (except as provided in any of Section 6.01(b), 6.01(c) or 6.01(d)) with respect to all parties hereto upon the date that is three months after all Persons constituting “Shareholders” under any Investor Agreement (including this Agreement) (regardless of whether any such Investor Agreement has terminated pursuant to the provision thereof corresponding to Section 6.01(b) hereof), together with their Affiliates and Portfolio Companies, collectively beneficially own Voting Securities representing less than 10% of the aggregate Total Voting Power (continuously for such three-month period). The Company shall notify the Shareholders in writing of the date on which such Persons ceased to have such beneficial ownership promptly after acquiring knowledge thereof.

(b)        This Agreement shall terminate (except as provided in Section 6.01(d)) with respect to the Shareholders individually, and the Shareholders shall cease to constitute Shareholders hereunder, upon the date that is three months after such Shareholders, together with their Affiliates, collectively beneficially own Voting Securities representing a percentage of the Total Voting Power that is less than 50% of such Shareholders’ Voting Limitation Percentage (continuously for such three-month period).

(c)        Notwithstanding Section 6.01(a), within 30 days of receipt of the notice contemplated by the last sentence of Section 6.01(a), if the Shareholders collectively beneficially own Voting Securities representing a percentage of the Total Voting Power that is at least equal to 50% of such Shareholders’ Voting Limitation Percentage, the Shareholders shall have the right to elect, by delivering written notice thereof to the Company, to continue in effect this Agreement in its entirety until the earliest to occur of (i) March 31, 2012, (ii) such time as this Agreement terminates pursuant to Section 6.01(b) and (iii) 90 days following the date the Shareholders notify the Company in writing that they desire to terminate this Agreement (the period that this Agreement remains in effect from the time that this Agreement would otherwise have terminated pursuant to Section 6.01(a), the “Opt-In Period”); provided that (A) upon the exercise of such continuation right, this Agreement shall continue in effect with respect to, and shall continue to apply to, all Shareholders party to this Agreement to the same extent as though this Agreement had not terminated pursuant to this Section 6.01(a) and (B) if the Opt-In Period shall extend beyond one year, the Company shall have the right to exclude all risk management presentations and annual reserve reviews from the information made available to the Shareholders pursuant to Section 5.01 during the remainder of the Opt-In Period following such one-year period.

(d)        No termination of this Agreement with respect to any party will relieve such party from any liability for the failure of such party to perform a covenant hereof or the breach by such party of any representation or warranty or agreement contained herein. The provisions of (i) this Section 6.01 and Sections 3.02(c), 3.02(d), Section 5.01(b) and 5.02 and Article 7 shall survive the termination of this Agreement indefinitely with respect to any party and (ii) Section 5.03 shall survive the termination of this Agreement until the requirements of Section 6.01(a) are satisfied.

ARTICLE 7
MISCELLANEOUS

Section 7.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company to:

PartnerRe Ltd.

Wellesley House

90 Pitts Bay Road

Pembroke

HM 11

Bermuda

Attention: Amanda Sodergren

Facsimile No.: 441 292 3060

E-mail:amanda.sodergren@partnerre.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Phillip R. Mills
Facsimile No.: (212) 450-3800
E-mail: phillip.mills@davispolk.com

if to any Shareholder, to it and its counsel at their addresses, facsimile numbers or e-mail addresses set forth in Exhibit A hereto, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. Any Person that becomes a Shareholder shall provide its address and fax number to the Company.

Section 7.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 7.03.  Successors and Assigns.  (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

(b)        Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Company Securities or otherwise.

(c)        Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 7.04.  Several Obligations.  The agreements and covenants of each Shareholder hereunder are several and not joint.

Section 7.05.  Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 7.06.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

Section 7.07.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.01 shall be deemed effective service of process on such party.

Section 7.08.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.09.  No Partnership Intended for Tax Purposes.  The parties hereto expressly disclaim any intention to form a partnership for tax purposes pursuant to this Agreement and acknowledge and agree that nothing in this Agreement shall be deemed to cause the parties hereto to be treated as partners to one another or to any third party under the tax laws of any jurisdiction.

Section 7.10.  Entire Agreement.  This Agreement, the Securities Purchase Agreement, the Registration Rights Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter of this Agreement.

Section 7.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.12.  Specific Enforcement.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New

York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARTNERRE LTD.

By:	/s/ Patrick Thiele
	Name:	Patrick Thiele
	Title:	Chief Executive Officer

Trident III, L.P.
By:	Stone Point Capital LLC, as manager

By:	/s/ David Wermuth
	Name:	David Wermuth
	Title:	Principal

Trident III Professionals Fund, L.P.
By:	Stone Point Capital LLC, as manager

By:	/s/ David Wermuth
	Name:	David Wermuth
	Title:	Principal

[Signature page to Investor Agreement]

EXHIBIT A

Initial Common Share Ownership

Shareholder	Purchased Shares(1)	Notice Address

Trident III, L.P.	4,022,962	Address for notices: Trident III, L.P. c/o Walkers Corporate Services Limited Walkers House 87 Mary Street George Town Grand Cayman KY1-9005 Cayman Islands	with a copy to: Trident III, L.P. c/o Stone Point Capital 20 Horseneck Lane Greenwich, CT 06830 Attention: David Wermuth Facsimile No.: 203-862-2925 E-mail: dwermuth@stonepoint.com	with a copy to: Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 USA Attention: Peter J. Gordon Facsimile No.: (212) 455-2502 E-mail: pgordon@stblaw.com

Trident III Professionals Fund, L.P.	97,701	Address for notices:: Trident III Professionals Fund, L.P c/o Walkers Corporate Services Limited Walkers House 87 Mary Street George Town Grand Cayman KY1-9005 Cayman Islands	with a copy to: Trident III Professionals Fund, L.P c/o Stone Point Capital 20 Horseneck Lane Greenwich, CT 06830 Attention: David Wermuth Facsimile No.: 203-862-2925 E-mail: dwermuth@stonepoint.com	with a copy to: Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 USA Attention: Peter J. Gordon Facsimile No.: (212) 455-2502 E-mail: pgordon@stblaw.com

(1) The numbers set forth on this table do not give effect to any adjustment to the Per Share Consideration or the Per Warrant Consideration pursuant to the Transaction Agreement.

EXHIBIT B

JOINDER TO INVESTOR AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Investor Agreement dated as of [DATE] (as may be amended, modified or supplemented from time to time, the “Investor Agreement”) among PartnerRe Ltd., a Bermuda exempted company (the “Company”) and [•].  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Investor Agreement.

The Joining Party hereby (a) acknowledges that it has received and reviewed a complete copy of the Investor Agreement and the Confidentiality Agreement and (b) agrees that upon execution of this Joinder Agreement, shall become a party to the Investor Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Investor Agreement as though an original Shareholder party thereto.

For purposes of Section 7.01 of the Investor Agreement, the notice address of the Joining Party [is as set forth on Exhibit A of the Investor Agreement].

This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.  Any suit, action or proceeding arising under this Joinder Agreement shall be resolved in accordance with the terms set forth in Section 7.07 of the Investor Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ,

[NAME OF JOINING PARTY]

By:
Name:
Title:

EXHIBIT C

QUARTERLY MEETING INFORMATION

In connection with each quarterly meeting contemplated by Section 5.01 of the Investor Agreement to which this Exhibit C is attached (the “Investor Agreement”), the Company shall make available the materials listed below on a secure website, for review (on a read-only basis) and discussion at such quarterly meeting:

•                  The portions of the board and committee books relating to the Company’s operations and risk management framework provided to the Board, the Company’s Audit Committee and the Company’s Risk Management and Finance Committee in connection with their respective quarterly meetings held prior to such quarterly meeting; and

•                  The operations review summaries prepared for the Company’s Chief Executive Officer for the most recently completed quarter with respect to:

•                  US Operations;

•                  Global Operations; and

•                  Capital Markets Operations.

•                  Information regarding reserve development in a form similar to the document labeled as Exhibit 6.25.3 in the online data room established by the Company in connection with the transactions contemplated by the Securities Purchase Agreement and the Transaction Agreement.

The above information will be made available for a limited period of time both before and after the relevant quarterly meeting.  The information made available will be redacted for information relating to:

•                  any present or future candidates for positions on the Board;

•                  chief executive officer succession;

•                  financial projections or plans, other than forecasts relating to underwriting operations

•                  the qualifications, identity, fitness, compensation or employment arrangements of Company personnel;

•                  the identification of clients and customers of the Company or detailed client information;

•                  by treaty information;

•                  capital risk reporting;

•                  any third party proposal to acquire control of Company;

•                  any matter that the Company has been advised of by counsel that such distribution to any Shareholder may violate a confidentiality obligation or fiduciary duty or any law or regulation, or may result in a waiver of attorney-client privilege; and

•                  such other matters that are determined, in good faith and in the reasonable judgment of the Company’s Chief Financial Officer, to be competitively-sensitive information, including proposed mergers, acquisitions, joint ventures and other strategic initiatives.

Capitalized terms used in this Exhibit C but not defined shall have the meanings ascribed to them in the Investor Agreement.

EXHIBIT D

COMPETING ENTITIES

1.	Münchener Rückversicherungs-Gesellschaft AG (Munich Re Group)
2.	Swiss Reinsurance Company Ltd.
3.	Berkshire Hathaway Inc.
4.	Reinsurance Group of America, Incorporated
5.	Hannover Rueckversicherung AG
6.	Transatlantic Holdings Inc
7.	SCOR SE
8.	Mapfre, S.A.
9.	Tokio Marine Holdings, Inc.
10.	AEGON N.V.
11.	Everest Re Group Ltd.
12.	ACE Limited
13.	XL Capital Ltd.
14.	QBE Insurance Group Limited
15.	Mitsui Sumitomo Insurance Group Holdings, Inc.
16.	Sompo Japan Insurance Inc.
17.	Axis Capital Holdings Limited
18.	The Toa Reinsurance Company, Limited
19.	Odyssey Re Holdings Corp.
20.	RenaissanceRe Holdings Ltd.
21.	Arch Capital Group Ltd.
22.	Aioi Insurance Company, Limited
23.	Platinum Underwriters Holdings Ltd.
24.	White Mountains Insurance Group, Ltd.
25.	Catlin Group Limited
26.	Aspen Insurance Holdings Limited
27.	Endurance Specialty Holdings Ltd.
28.	Amlin plc
29.	Flagstone Reinsurance Holdings Limited
30.	NIPPONKOA Insurance Co., Ltd.
31.	Max Capital Group Ltd.
32.	Validus Holdings, Ltd.
33.	Montpelier Re Holdings Ltd.
34.	Harbor Point Limited
35.	W.R. Berkley Corporation
36.	IPC Holdings, Ltd.
37.	Allied World Assurance Holdings, Ltd.
38.	Greenlight Capital Re, Ltd.
39.	Korean Reinsurance Co. Ltd.
40.	Caisse Centrale de Reassurance S.A.
41.	Deutsche Rueckversicherung AG
42.	General Insurance Corporation of India

EXHIBIT E

FORM OF IRREVOCABLE PROXY

This proxy is required by the terms and conditions of that certain Investor Agreement (as amended from time to time, the “Agreement”) of even date herewith by and among PartnerRe Ltd., a Bermuda exempted company (“Parent”), and the undersigned shareholders (the “Shareholders”) and is given in consideration therefor.  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

The Shareholders hereby revoke any previous proxies and appoint Parent, and any individual who shall be designated by Parent, with full power of substitution and resubstitution as attorney-in-fact, agent and proxy of the undersigned, with respect to any action taken by Parent’s shareholders (at a shareholders meeting, by written consent in lieu thereof or otherwise), to vote all Voting Securities representing the Shareholders’ Excess Voting Percentage, if any, in accordance with the recommendation of the board of directors of Parent in respect of such action; provided that if Parent’s board of directors does not make a recommendation with respect to such action or the Shareholders collectively notify Parent at least two Business Days prior to the vote on such action that the Shareholders’ Excess Voting Percentage is not to be voted in accordance with the recommendation of Parent’s board of directors, then Parent shall vote or abstain the Voting Securities representing the Shareholders’ Excess Voting Percentage in proportion to the votes and abstentions, as applicable, cast or made in connection with such action with respect to all Voting Securities other than those beneficially owned by any Person constituting a “Shareholder” under any Investor Agreement and its Affiliates.

This proxy shall remain valid and binding and be of full force and effect, and shall not expire, until the termination of the Agreement (it being understood that this proxy shall remain in full force and effect during the Opt-in Period).

THIS PROXY IS IRREVOCABLE, it being understood and agreed that this proxy is coupled with an interest in Parent.

IN WITNESS WHEREOF, the undersigned has executed this proxy this        day of               , 20    .

SHAREHOLDERS:

[SHAREHOLDER]

By:
Name:
Title:

[SHAREHOLDER]

By:
Name:
Title:

SCHEDULE A

LIST OF SHAREHOLDERS

Trident III, L.P.

Trident III Professionals Fund, L.P.